Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Electric Technologies, Inc. of our report dated March 26, 2010 with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2009 and 2008, which appears in the Annual Report on Form 10-K of American Electric Technologies, Inc. for the year ended December 31, 2009.

/s/ Ham, Langston & Brezina, LLP

Houston, TX
June 3, 2010